LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
October 23, 2008
4:00 pm CT

Operator:	Welcome to the Endologix 2008 Third-Quarter conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q-and-A session. To ask a question, please press star followed by 1 on your touchtone phone.

If anyone has difficulty hearing the conference, please press star 0 for operator assistance. As a reminder, this conference is being recorded October 23, 2008. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are John McDermott, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer.

Earlier this afternoon, Endologix issued a press release announcing financial results for the 2008 third quarter. If you’ve not received this news release or if you’d like to be added to the Company’s distribution list, please call as Heilshorn in Los Angeles at 310-691-7100 and speak with Amy Higgins.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

This call is also being broadcast live over the Internet at www.endologix.com. And a replay of the call will be available on the Company’s Web site for the next 14 days.

Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward looking statements, within the meaning of Federal Securities laws. These forward looking statements involve material risks and uncertainties.

For a discussion of risk factors, I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, October 23, 2008.

Endologix undertakes no obligation to revise or update any statements, to reflect events or circumstances after the date of this call. With that said, I’d like to turn the call over to John McDermott. John?

John McDermott:	Thank you, Jody. The last few months have been a busy and productive time at Endologix. We just received two FDA approvals, one for our Powerlink XL device and another for the new IntuiTrak Delivery System. We’ve continued to make good progress with several sales initiatives.

We’ve announced some great new additions to our management team. And we announced the receipt of a proposal to purchase the company, which our board of directors is currently evaluating. I’ll go through each of these developments in detail.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Let’s start by reviewing the highlights of our Q3 financial performance. Global sales were $9.4 million, which represents a 42% increase over Q3 last year. Our U.S. sales of $8.1 million are up 39% over last year. And this was our 15th consecutive quarter of domestic sales growth. Although our sequential growth was modest, we typically see a slowdown in Q3 due to the summer holidays, so this was not a surprise.

In Q4, we’re expecting global sales of at least $10 million, which brings us to the low end of our 2008 revenue guidance of $37 million. So for the full year of 2008 we expect our sales growth to be at least 38%. Gross margin for the first nine months was 72% which is in line with our guidance range of 71% to 75%, and reflects an increase of 1,000 basis points over 2007.

We are on-target with our expectation to end the year with expenses ranging between $39 million to $41 million, and remain confident that we’ll begin generating positive cash-flow from operations in the first half of 2009. As discussed during our Q2 call, we’ve been implementing a series of sales-related initiatives that we believe will improve our performance over time and drive long-term growth.

First, we implemented a more growth-oriented commission plan in July and expect to continue with the same type of plan into 2009. We have put also much more emphasis into sales-force training. We held our first dedicated training session for newer sales representatives in August.

The goal with this increased training is to better prepare our sales reps to support physicians, and shorten their time to sales productivity. We expect to provide additional training programs on an ongoing basis.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Additionally, we’ve made good progress with our territory alignments, and will be making gradual changes to get the best coverage of procedures while maintaining customer relationships. As a part of this initiative, we acquired procedure data by hospital for the entire United States, and have provided that information to our sales reps and sales managers to help them with their targeting and account prioritization.

The average number of filled territories in Q3 was 50, which is down slightly from an average of 52 in Q2. We had some turnover in Q3. But I expect that to improve in 2009. Our plan is to have 52 filled territories in Q2 and increase that number after we start generating positive cash flow. We have developed a very detailed sales representative profile and are being highly selective for the new hires.

Speaking of new hires, in Q3 we strengthened our senior management team by bringing on Joe DeJohn as Vice President of Sales in July. And earlier this month we added Gary Sorsher as Vice President of Quality. Joe and Gary are talented, experienced medical-device executives, and I have worked with both of them in the past.

Lastly, as I’m sure you have heard, we recently received a proposal from a current shareholder to purchase all of the outstanding shares of Endologix. As noted in our press release dated October 15, our board of directors is evaluating the proposal and further announcements will be made at the appropriate time. We are not prepared to provide additional comments at this time.

With those comments, I’d like to turn the call over to Bob Krist to review our financial performance. Bob?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Bob Krist:	Thanks, John, and good afternoon to all. As John mentioned, Powerlink System product revenue for the third quarter was $9.4 million, which represented a 42% increase from $6.6 million in the third quarter of 2007, and a 1% sequential increase over the second quarter of 2008.

Domestic product sales increased by 39% to $8.1 million from $5.8 million last year, and by 2% from $7.9 million in this year’s second quarter. This 39% year-over-year domestic sales increase was driven by a 19% increase in the number of covered sales territories, and by a 17% increase in average sales-per-territory between those time periods.

International sales for the quarter were $1.3 million, up 69% from $765,000 in the prior-year third quarter. About half of that increase came from opening the Japan market and about a third came from real growth in Europe, with the balance from growth and new markets in Latin America.

International sales were down 6% from $1.4 million in the second quarter of 2008, which reflects the normal summer seasonality particularly in Europe. Also regarding total revenue in the third quarter of 2007, in that period we recorded $500,000 of one-time revenue related to a fully paid license for certain non-AAA technology to BioLucent, Inc.

Additionally regarding license revenue, for a number of years we had reported modest license income related to a contract with Guidant — now part of Abbott — for non-AAA technology developed by our predecessor company. This contract is now expired, and starting with the fourth quarter we will no longer be reporting license revenue.

Gross profit in the third quarter increased by 47% to $6.9 million compared with $4.7 million in the third quarter of 2007. This was driven by strong sales

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

growth and by an 8 percentage-point gross-margin improvement. Gross margin was 74% of total revenue in the third quarter, up from 66% in the prior year third quarter and up from 72% in the second quarter of this year.

We have now realized roughly 16 percentage points in gross-margin improvement relative to the second quarter of 2007, from in-house production of our graft material. And as John mentioned, we have now reached the mid-range of our gross-margin guidance of 71% to 75% for the full year.

While we have achieved the great majority of the impact expected from producing PTFE graft material in-house, we do anticipate additional gradual margin improvement in upcoming quarters.

Total operating expenses were $9.9 million in the third quarter. This compares with $8.6 million in the prior year quarter, and that quarter included a $550,000 charge related to the formal termination of our agreement with C. R. Bard to supply graft material.

Sales and marketing expense of $6.1 million increased by 27% versus the prior year, due to a 19% increase in the number of covered sales territories, and the impact of higher sales commissions on the 39% domestic sales increase.

Research, development and clinical expenses for the third quarter of 2008 were $1.4 million versus $1.6 million last year. The decrease was primarily due to lower development material expense for our new product steering commercial introduction, and lower clinical trial expenses.

General and administrative expenses were $2.4 million versus $1.6 million last year. The increase was almost entirely attributable to two areas --- about

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

$500,000 of it reflects increased legal charges, for both the final resolution of a patent infringement matter and ongoing litigation with Cook regarding an employment matter, and about $300,000 was stock-based compensation and relocation expenses related to our CEO succession and recent senior-management additions. Stock-based compensation expense overall in the third quarter was $659,000, compared with $652,000 in the third quarter of 2007.

The line-item breakdown in 2008 was $62,000 charged to cost of sales. Also $62,000 charged to R&D, $304,000 charged to sales and marketing, and $231,000 charged to G&A.

The overall net loss in the third quarter was $3 million or 7 cents per share, which compares with a net loss of $3.4 million or 8 cents per share for the third quarter of 2007. Stock-based compensation expense was 2 cents per share in both periods.

For the nine months of 2008, total product revenue was $27 million, up 41% from $19.1 million for the first nine months of 2007. Domestic revenue grew by 40% to $22.8 million. And international revenue increased by 48% to $4.1 million. The 40% year over year domestic sales increase was the result of a 21% increase in the number of covered sales territories, and a 16% increase in average sales per territory.

About half of the international sales increase was again due to sales in Japan, which commenced in the first quarter of this year. About 30% of the increase was due to growth in Europe with the balance in Latin America.

Gross profit year-to-date increased by 60% to $19.4 million compared with $12.1 million for the first nine months of 2007, driven by the 41% product-sales increase and by more than 11 percentage points of margin improvement.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Gross margin was 72% for the first nine months of 2008 compared with 61% in the same period last year.

Sales and marketing expenses for the nine months increased by 23% to $18 million, from $14.7 million in the comparable period last year. This increase was due to a 21% increase in the number of covered sales territories, and the impact of higher sales commissions on the 40% domestic sales increase.

Research, development and clinical expenses were unchanged at $4.7 million for the year to date periods. General and administrative expenses were $7.3 million for the nine months ended September 30, versus $4.7 million in the comparable period last year.

Again, the increases were largely in same two areas as in the third quarter comparison. About $1.4 million of the increase was in legal and litigation related charges. And about $800,000 of the increase was related to the CEO succession and relocation expense for recent senior-management additions.

Given the nature of these increases and exclusive of any possible investment banking expenses related to the Elliott proposal, we would expect G&A expense to decline on an absolute basis in the fourth quarter and for all of 2009 relative to 2008.

Also, including this $2.2 million of G&A expense increase which I just discussed, total operating expense for the first nine months of 2008 was $30 million, which represented a 22% increase over $24.6 million in the first nine months of 2007.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Without those amounts not truly related to the growth of the company, the year-over-year increase is roughly 15% compared to a 41% increase in sales. This, I believe, is a more realistic indicator of the scalability and the operating leverage in our business model.

The net loss for the nine months of 2008 narrowed somewhat to $10.4 million or 24 cents per share, from a net loss of $11.5 million or 27 cents per share for the first nine months of 2007. Stock-based compensation expense for the nine month period this year was $1.9 million or 4 cents per share, versus $1.8 million — also 4 cents per share — for the first nine months last year.

During the third quarter, we have continued to control working capital. Accounts receivable days’ sales outstanding averaged 55 days, including both domestic and international accounts, and stood at 51 days at quarter-end, which was equal to the June 2008 number and a four-day improvement from September 2007.

Inventory turnover improved to 1.4 turns at the end of the quarter compared with 1 turn a year ago, despite the fact that we have been building up inventories to support the introduction of both Powerlink XL and the IntuiTrak new products.

Cash and marketable securities at September 30 were $9 million compared with $9.2 million as of December 31 last year, and $6.1 million as of June 30 2008. Our current cash does reflect our draw-down of $2 million from our $5-million revolving credit facility and $3 million from our term-debt facility.

Although we believe our cash is sufficient to reach positive cash flow from operations, which we expect to achieve in the first half of 2009, we decided to

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

draw on our available credit because of the unprecedented upheaval and uncertainty in world credit markets.

Our net cash burn in the third quarter was $2.1 million. While this was larger than the $1.5-million average in each of the first two quarters of 2008, it was on-track with our internal expectation and with our guidance assumptions regarding cash flow.

The third quarter included a cash payment related to the settlement of the patent-infringement matter, prepayments of certain insurance premiums at their annual renewal dates and the inventory build-up for the new product launches. Adjusting for these factors, our current $9 million of cash plus the remaining $3 million of available bank credit represents more than two years of cash runway at current sales and expense levels.

So, given the leverage we enjoy in converting each new marginal dollar of revenue into about 75 cents of cash, we remain confident that Endologix can execute its business plan and achieve sustainable, positive cash flow from operations without requiring an equity financing.

With that, I’ll turn the call back to John.

John McDermott:	Thanks, Bob. As mentioned earlier, we received FDA approval last week for Powerlink XL. This new product enables us to treat aneurysms with necks up to 32 millimeters, which represents about 15% of the market and annual sales of approximately $70 million. We think we’ve got some unique competitive advantages with this new device.

First, the Powerlink XL has the lowest-profile delivery system of any AAA device in the U.S., to treat aneurysms with necks greater than 26 millimeters.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Generally speaking, physicians prefer lower-profile devices especially for patients with limited or difficult vascular access.

Another important aspect of our FDA approval is that we now have both infrarenal and suprarenal configurations, which makes us the only AAA company to offer both options for large-neck aneurysms. Our main body bifurcated Powerlink device stays the same, but now physicians can choose the best proximal extension based upon their patient’s anatomy.

In terms of the launch, we conducted sales-force training late last week and started performing cases this week. So far the feedback has been very encouraging. To gain FDA approval for Powerlink XL we conducted a prospective multi-center clinical study. The results from that study will be presented by Dr. William Jerdan, Jr., Professor and Chief of Vascular Surgery at UAB Hospital in Birmingham, Alabama, at the upcoming 35th Annual VEITHsymposium. Following Dr. Jerdan’s presentation on November 20, we’ll issue a press release highlighting the results of that study.

In addition to Powerlink XL, earlier this week we announced FDA approval of our new delivery system named IntuiTrak. This new system was developed to simplify the delivery and deployment of the unibody bifurcated Powerlink device. IntuiTrak features a low-profile catheter with enhanced flexibility, advanced hemostasis control and a hydrophylic coating to facilitate smooth delivery. Additionally, the device has an integrated sheath for the introduction of ancillary devices, so it has the potential to reduce both procedure time and blood loss. Our plan for IntuiTrak is to conduct a limited market release over the next several months and transition into a full-market release in Q2 of 2009.

The bottom line is that we think that IntuiTrak will significantly simplify the delivery and deployment of Powerlink, and offer some tangible advantages for

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

physicians and their patients. Considering our exceptional long-term clinical results with Powerlink and our recently approved Powerlink XL and IntuiTrak Delivery System, we believe we have a powerful combination to capture market share.

With that overview, I’d like to open the call for questions. Operator?

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the pound key.

If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you have pressed star 1 to ask a question before this time, please press it once more to ensure you enter into the queue. One moment please for the first question.

John McDermott:	While we’re waiting for the first question, I’d like to announce also that we’ll be presenting at the Stephens 2008 Fall Investment Conference in New York on November 18 at 8:30 am. For those attending, I look forward to meeting you. We’ll be webcasting this presentation which will be available on our company Web site. Operator, we’re ready for the first question.

Operator:	Our first question is from John Putnam with Dawson James Securities.

John Putnam:	Great. Thanks a lot. And I was wondering does IntuiTrak — does it replace Visiflex SurePass? Or is it an additional delivery system, John?

John McDermott:	It replaces it ultimately.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

John Putnam:	Okay.

John McDermott:	It’s the next generation delivery system. So it includes SurePass. We still have that technology as a part of it. But it replaces Visiflex.

John Putnam:	Okay. So that really never was a deliverable, if you will?

John McDermott:	I’m not sure I understand.

John Putnam:	Well, I mean, did you really ever deliver the system with Visiflex? It seems like it was a short-lived product I guess is.

John McDermott:	No, no (unintelligible).

John Putnam:	...another way of saying it. Is that right?

John McDermott:	...two years.

John Putnam:	How many years?

John McDermott:	About two.

John Putnam:	Okay.

John McDermott:	Now with the addition of SurePass, that hasn’t been a full two years. But Visiflex — SurePass has been about one year, Visiflex two.

John Putnam:	Okay. All right. That’s it. Thanks.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

John McDermott:	You’re welcome.

Operator:	Our next question comes from the line Joseph Wildt with Thompson Davis. Please go ahead with your question.

Joseph Wildt:	Hey, guys. Great quarter. I hopped in a little late, so I was hoping to get some help real quick. I just wanted to get a little bit of color on the productivity of the reps coming in, and the account penetration with hospitals as well as what you’re seeing out there with the (chip away) procedures as far as numbers.

John McDermott:	I want to make sure I answer your question. The first part of it was the effectiveness of the new reps coming in?

Joseph Wildt:	Yes. That’s correct.

John McDermott:	I don’t think we’re seeing any meaningful difference compared to historical. I mean we’re still — we’ve got a group of what we call the rookie class that are actually coming up-to-speed very nicely. But there isn’t — at this point — excuse me — I don’t think there’s a meaningful productivity improvement.

We’re starting to see signs. I think a lot of these folks are very talented and are going to be major contributors. But at this point there isn’t a measurable difference that I could single out for the newer reps. What was the other part of the question?

Joseph Wildt:	The second one was on the account penetration with hospitals right now.

John McDermott:	I wouldn’t say that’s materially changed. I mean obviously the sales are growing 40%. We’re seeing a combination in that growth of both new accounts as well as increased sales to existing accounts. So it’s a mix, and

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

then the market overall as a whole continues to grow. The numbers that we have been able to source suggest that in the U.S. the market’s grown 8 to 10%, in terms of procedures of endovascular repair.

Joseph Wildt:	Great. Great. Thanks, guys. And great quarter again.

John McDermott:	Thank you.

Operator:	Our next question is from Larry Haimovitch with HMTC. Please go ahead with your question.

Larry Haimovitch:	Good afternoon. Congrats on your progress. You had mentioned the U.S. market growing 8 to 10%, John. I don’t know if I heard you mention your thoughts on the international market — what kind of growth rate that is growing at.

John McDermott:	Yes. It varies by market actually. I think Europe is growing slower. You know, we get a sense that it’s more in the 3-to-6% range. And some of the other markets — Asia and Pacific — are growing faster. So kind of a blended rate excluding Europe internationally I think is closer to 10 to 12. Europe is a little less. In the U.S., we peg it [at] eight to 10 procedural growth.

Larry Haimovitch:	And what’s your best guess for the 2008 market or AAA, if you break it down between U.S. and outside U.S.? What would be your best guesses for those two numbers?

John McDermott:	In terms of procedure size?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

Larry Haimovitch:	No, no. I thought, well, procedures. Or you can break down that way — procedures and then dollars. I was interested in dollars. But if you have procedures I’d be interested in knowing that, too.

John McDermott:	Yes. In the U.S., we benchmark at about 35,000 procedures.

Larry Haimovitch:	Okay.

John McDermott:	And you can figure an average selling price of around $12,000 per procedure in the U.S.

Larry Haimovitch:	That’s about $420 million, yes.

John McDermott:	In Europe, we estimate — or this is just AAA alone — we estimate about 17,000 procedures at an average selling price of around 6,000 Euros. So that’s been running at, you know, about $8,000-ish on average.

That’s, you know, obviously subject to some fluctuation with the changing currencies, and then the rest of the world all in is worth about another $90 million at an average selling price of around $10,000. Some markets are higher. Some markets are lower. But that gives you a good blended number.

Larry Haimovitch:	That’s about $615 million.

John McDermott:	Yes.

Larry Haimovitch:	Yes. Good. And what about the competitive landscape? You guys have come along very strongly. I think you’re outgrowing the competitors pretty dramatically considering what you described as the market growth. Which

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

competitors are in your mind are slipping? And which competitors in your mind are showing the best progress relative to your own very strong growth?

John McDermott:	Well the only real new product introduction as of late was Medtronic’s introduction of the Talent system. It’s kind of back in the July-August timeframe.

So I think they’re probably — I don’t know. I certainly, you know, the other two guys are private companies. So we don’t get much visibility to their results. But, you know, anecdotally I would say they would be probably targeting more Gore and Cook in terms of the introduction of that device.

So whereas I think Medtronic had slipped a bit over the last few years with just the AneuRx device, without having seen any refreshed numbers as of late, my guess would be that they were starting to pick up a little share principally from Gore and Cook. But I don’t have any hard data. That’s really just kind of my street smart.

Larry Haimovitch:	Great. Thanks and congratulations.

John McDermott:	Yes. Thank you.

Operator:	Once again ladies and gentlemen as a reminder, to register for a question please press star then the number 1 on your telephone. Our next question is from Bob Poole with Bricoleur. Please go ahead with your question.

Bob Poole:	Hi guys. Did the market sizes you just went through, John, include all cases or just the cases that Endologix can address with its device? And are they the same thing now?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

John McDermott:	That includes all cases. And I would say yes, we can serve the entire market now with the large diameter device. Some doctors still, you know, preferentially use, you know, different devices for different anatomies. But this certainly opens it up. There aren’t really any meaningful anatomies that we can’t treat now in terms of the market without the Powerlink.

Bob Poole:	Okay. Very good. And my second and final question is about pricing. Have you, in the last year, taken any increases in pricing and if so, when and how much and if not, do you have any plans to do so in the future?

John McDermott:	We haven’t taken any — put through any price increases in the last year. We do think that there will be some pricing opportunities with the introduction of the new devices.

Bob Poole:	And you don’t want to be any more specific than that?

John McDermott:	Well probably not, no.

Bob Poole:	Okay.

John McDermott:	I mean you should start to see it. As we get into them, it’ll become evident. But we see some pricing opportunity. But we also are sensitive to, you know, the continued pressure on healthcare costs. So we’ll find the right balance.

Bob Poole:	All right. Okay. Thank you, guys. Take care.

John McDermott:	Thank you.

Operator:	Once again ladies and gentlemen as a reminder, to register for a question please press star then the number 1 on your telephone.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
10-23-08/4:00 pm CT
Confirmation #67783386

There are no further questions at this time. Please proceed with your presentation or any closing remarks.

John McDermott:	Okay. Once again I’d like to thank everyone for joining us today, for your questions and for your support. We’re committed to building Endologix through a strategy aimed at continued sales growth and market share gains with the Powerlink system. If you have any additional questions, please call either Bob or me. And we look forward to keeping you apprised of our progress. And thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.
END